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                                                                EXHIBIT NO. 99.1

                          TRUSTEE'S DISTRIBUTION REPORT

To the Holders of:

CABCO Series 2004-1 Trust (Goldman Sachs Capital I) (the "Trust") Class A-1 Callable Certificates, CUSIP: 12679Q206 (the "Class A-1 Certificates") and Class B-1 Callable Certificates, CUSIP: 12679Q305 (the "Class B-1 Certificates").

U.S. Bank Trust National Association, as trustee (the "Trustee") for the Trust hereby gives notice with respect to the distribution occurring on February 15, 2007 (the "Distribution Date") as follows:

     1. The aggregate amount of the distribution payable to the certificateholders on the Distribution Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

Class   Principal      Interest     Premium   Total Distribution
-----   ---------   -------------   -------   ------------------
A-1       $0.00     $1,875,000.00    $0.00       $1,875,000.00
B-1       $0.00     $  107,812.50    $0.00       $  107,812.50

     2. The applicable pass-through rate for the calculation of interest distributable on the Class A-1 Certificates: 6.00% per annum.

     3. The applicable pass-through rate for the calculation of interest distributable on the Class B-1 Certificates: 0.345% per annum.

     4. The amount of aggregate interest due and not paid on the Class A-1 Certificates as of the Distribution Date is $0.00.

     5. The amount of aggregate interest due and not paid on the Class B-1 Certificates as of the Distribution Date is $0.00.

     6. The aggregate stated principal amount of 6.345% Goldman Sachs Capital I Capital Securities due February 15, 2034 (the "Underlying Securities") as of such Distribution Date was $62,500,000.00. The interest rate applicable to the Underlying Securities for the immediately following Underlying Securities interest accrual period is 6.345% per annum.

     7. The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period was $1,982,812.50.

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     8.   The aggregate certificate principal balance of the Class A-1
          Certificates was $62,500,000.00 and the aggregate certificate notional amount of the Class B-1 Certificates was $62,500,000.00 at the close of business on the business day immediately preceding the Distribution Date.

     9. The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.

     10.  No fees have been paid to the Trustee from the assets of the Trust.

                                        U.S. BANK TRUST NATIONAL ASSOCIATION,
                                        as Trustee of CABCO Series 2004-1 Trust
                                        (Goldman Sachs Capital I)


                                        By: /s/ David J. Kolibachuk
                                            ------------------------------------
                                        Name: David J. Kolibachuk
                                        Title: Vice President